Exhibit 10.12

Gregor Bailar

Chief Information Officer and Executive Vice President

September 22, 2000

Mr. Steven J. Randich

196 Lawndale Avenue

Elmhurst, IL 60120

Dear Steven:

I am pleased to extend our offer to you for the position Executive Vice President and Chief Technology Officer, Nasdaq Stock Market, Inc., subject to final approval of our Board of Directors. In this role, you will report directly to me

This employment offer includes the following components:

1.                                       You will receive a sign-on bonus of $500,000, payable within 30 days of your reporting date of October 16, 2000.

2.                                       Your base salary will be $450,000 annually beginning on your starting date and increasing to $500,000 January 1, 2002 and continuing through 2004.

3.                                       You will receive a guaranteed minimum annual bonus of $500,000 for years 2001, 2002, 2003, and 2004 payable on the normal award payment date (February of the following year), contingent on your continuous service and satisfactory work/conduct/performance.  Additionally, you will receive a pro-rated bonus based on $500,000 for your work in year 2000 (payable in February 2001).  Twenty percent (20%) of this annual award will be deferred for a period of two (2) years.

4.                                       You will receive an accrued (retention) bonus for your work through December 31, 2004, contingent on your continuous service and satisfactory work/conduct/performance.  This bonus will accrue as follows: $150,000 for year 2001; $200,000 for year 2002; $300,000 for year 2003 and $300,000 for year 2004.

5.                                       In addition to the above compensation, Nasdaq will grant you 150,000 stock options under our soon to be ratified Executive Stock program.  This program currently assumes a four year vesting period.

6.                                       You will be entitled to 4 weeks vacation per year.

7.                                       You will be entitled to our full beneficial package.

8.                                       You will be provided with relocation assistance to include 1) reimbursement for all reasonable expenses (including prevailing Realtor’s fees associated with the sale of your present home in Elmhurst, IL, 2) payment of associated reasonable costs for the packing, moving and unpacking of your household goods, 3) reimbursement of reasonable expenses

National Association of Securities Dealers, Inc.

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associated with the purchase of your new home in Connecticut (attorneys fees, up to two (2) points on mortgage, inspections), and 4) and two (2) visits per month for either house-hunting of weekend visits home, and 5) a miscellaneous moving expense allowance of $50,000.  If you were to resign your employment within one year of your relocation, you will be required to re-pay all relocation and moving costs to Nasdaq.

All of the components of this employment offer are contingent on your continuous employment with Nasdaq, Inc. and your satisfactory work performance and conduct.

Under our Human Resources procedures, you will be in an initial appraisal period during your first six months of employment.  During this time, your performance will be reviewed and feedback provided to you.  Subsequently, your performance will be reviewed periodically according to our company practices.

As a full-time employee you will be eligible to participate in out Flexible Benefits Program, which includes medical, dental and vision coverage.  If you elect health and welfare benefits during your initial enrollment period, they will become effective the first day of the following month.  A Benefits Enrollment Guide is enclosed to provide an overview of NASD benefit programs.

Additional information concerning benefits available to you, including HMOs and savings/retirement programs, will be provided during your orientation.

Effective on your date of hire, you will be automatically enrolled in the NASD Savings Plus Plan 401(k), with a pre-tax payroll deduction of two percent of your base salary.  If you choose to not participate in the Savings Plus Plan, you must contact the Benefits Department at (301) 590-6547 and complete a 401(k) deduction change form electing to withdraw from the Plan within 30 days of your date of hire.  The deduction change form will be available to you at your orientation.

Please be advised that any changes or amendments to our policies, procedures, benefits and compensation programs, and corporate or departmental organization will apply to you as they will to all Nasdaq employees.

This offer is contingent upon acceptable drug test results and routine background and reference checks.  In addition, to satisfy the requirements of the Immigration Reform and Control Act of 1986, on your first day of work you must provide acceptable documentation establishing your identity and right to work in the United States.  Please review the enclosed Employment Eligibility Verification - Lists of Acceptable Documents to determine the documents you will need to provide on your first day of work.

This offer is subject to the terms and conditions set forth in the NASD Application for Employment, including the employment-at-will provisions contained therein.  If you have any questions regarding this offer or the terms and conditions of employment, please call me at (301) 590-6831.  If the terms and conditions of this offer of employment are acceptable, please sign and date this letter, review and complete all enclosed forms and documents, and bring this letter and all completed forms with you on your first day of work.  A copy of this letter is provided for your records.

Steve, Welcome to Nasdaq.  We believe you will find the work to be both challenging and personally rewarding, and look forward to the contributions you will make toward achieving the goals of the Nasdaq Stock Market, Inc.

Sincerely,

/s/ Gregor Bailar
Gregor Bailar
Chief Information Officer
Nasdaq Stock Market, Inc.

Enclosures:	Benefits Enrollment Guide
NASD Code of Conduct
EEO Policy
Harassment-Free Workplace Policy
Sexual Harassment Policy
NASD Core Principles
Pre-Orientation Materials

I accept this offer of employment by the Nasdaq Stock Market, Inc.

/s/ Steven J. Randich	9/22/00
Date